Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIEWRAY, INC.

June 11, 2021

ViewRay, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows:

FIRST: That by the unanimous written consent of the Board of Directors of ViewRay, Inc., resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article V(A) of the Certificate of Incorporation of this corporation is hereby amended in its entirety to read as follows:

A.(1) The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

(2) Until the election of directors at the 2024 annual meeting of stockholders (the “2024 Annual Meeting”), the directors shall be divided into three classes, designated as Class I, Class II and Class III.  Such classes shall be as nearly equal in number as possible. Each director elected at or prior to the 2021 annual meeting of stockholders shall be elected for a term expiring on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. Each director elected at the 2022 annual meeting of stockholders shall be elected for a two-year term expiring at the 2024 Annual Meeting. Each director elected at the 2023 annual meeting of stockholders shall be elected for a one-year term expiring at the 2024 Annual Meeting.   At the 2024 Annual Meeting and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders held after such director’s election.

Notwithstanding any of the foregoing provisions of this Article V(A), each director shall serve until his or her term has expired and his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(3) Prior to the 2024 Annual Meeting, the Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors (the “Voting Stock”).  From and after the 2024 Annual Meeting, the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding Voting Stock of the Corporation.

(4) Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office: (i) in the event of a new directorship created or vacancy occurring prior to the 2024 Annual Meeting, for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and (ii) in the event of a new directorship created or vacancy occurring at or after the 2024 Annual

Meeting, until the next annual meeting of stockholders and, in each case, until such director's successor shall have been elected and qualified.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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Exhibit 3.1

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed as of the date first written above.

ViewRay, Inc.

By:	/s/ Robert S. McCormack
By: Robert S. McCormack
Title: Senior Vice President, General Counsel & Corporate Secretary